Exhibit 99.1

October  25, 2022

Franklin Financial Reports 2022  Q3 Earnings; Declares Dividend

(CHAMBERSBURG, PA) Franklin Financial Services Corporation (NASDAQ: FRAF), the bank holding company of F&M Trust (the Bank), reported consolidated earnings of $4.6 million ($1.05 per diluted share) for the third quarter ended September 30, 2022, compared to $5.9 million ($1.31 per diluted share) for the third quarter ended September 30, 2021, and $3.6 million ($.80 per diluted share) for the second quarter of 2022. Year-to-date consolidated 2022 net income was $11.2 million ($2.52 per diluted share) compared to $16.0 million ($3.60 per diluted share) for the same nine-month period in 2021. Net income for both the third quarter of 2021 and the year-to-date period of 2021 was enhanced by a gain on the sale of the Bank’s prior headquarters building, and net income for the year-to-date period of 2021 was enhanced by a reversal of $1.9 million in the provision for loan losses.

A summary of operating results for the third quarter of 2022 and year-to-date 2022 are as follows:

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Net interest income was $14.1 million for the third quarter of 2022 compared to $11.6 million for the third quarter of 2021. The third quarter of 2021 included $1.2 million of Paycheck Protection Program (PPP) interest and fees compared to $0 for the third quarter of 2022. Year-to-date, net interest income was $37.0 million (including $388 thousand of PPP interest and fees) compared to $33.3 million for the same period in 2021 (including $2.5 million of PPP interest and fees). The net interest margin increased to 3.28% for the third quarter of 2022 from 2.89% for the same quarter of the prior year. On a year-to-date comparison, the net interest margin was 2.96% for the first nine months of 2022 compared to 2.91% in 2021. The yield on earning assets increased in the third quarter 2022 versus 2021 comparison (up 0.44%) and year-over-year (up 0.06%). The year-to-date cost of interest-bearing deposits was 0.17% compared to 0.16% for 2021 while the cost of total deposits was 0.14% and 0.13% respectively in 2022 and 2021.

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Earning assets for the third quarter of 2022 averaged $1.7 billion compared to $1.6 billion for the same period in 2021, and year-to-date average earnings assets increased 9% from $1.6 billion to $1.7 billion. Year-to-date the average balance of interest-earning cash increased $72.2 million, and the investment portfolio increased $50.4 million.  The average balance of the loan portfolio increased $16 million for the first nine months of 2022 compared to 2021. The growth in the year-to-date average balance of the loan portfolio was negatively affected by a decrease of $22.0 million in the average balance of PPP loans over the comparative periods. The average balance of deposits for the year increased $173.2 million over the same period in 2021 with every deposit category increasing except for time deposits which decreased by 19.4% over the period.

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There was no provision for loan loss expense for the third quarter and year-to-date periods of 2022.  In 2021, the provision for loan loss expense was $0 for the third quarter and a reversal of $1.9 million for the first nine months of 2021. During 2020, the allowance for loan loss was increased through the provision expense due to increased economic uncertainty stemming from the pandemic. As these risks lessened in 2021, loans reserves were released via a reversal in the provision for loan loss.  Based on loan growth in 2022 and stable credit quality indicators it was determined no additional provision expense was needed during the first nine months of the year. The allowance for loan loss ratio was 1.43% of gross loans as of September 30, 2022, compared to 1.51% at December 31, 2021.

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Noninterest income totaled $3.7 million for the third quarter of 2022 compared to $6.2 million in the third quarter of 2021, a decline of $2.5 million (40.7%). This change was due primarily to a $346 thousand decrease on the gain on sale of mortgages and a one-time $1.8 million gain on the sale of the Bank’s prior headquarters building in the third quarter of 2021.  Year-to-date, noninterest income decreased $3.3 million (21.9%) to $11.6 million compared to $14.9 million the prior year. The change was primarily from a decrease of $1.2 million in the gains on sale of mortgages and the previously mentioned gain on the sale of the Bank’s prior headquarters building.

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Noninterest expense for the third quarter of 2022 was $12.2 million compared to $11.0 million for the third quarter of 2021, an increase of 11.1%.  Year-to-date, noninterest expense was $35.5 million compared to $31.3 million in 2021, an increase of 13.5%. The categories contributing to this increase were: salaries and benefits ($2.6 million), data processing ($687 thousand), net occupancy ($402 thousand) and other expense ($492 thousand). Salaries and benefits increased primarily in employee compensation due to higher staffing levels, incentive compensation and health insurance costs. The increase in data processing is related to the implementation of a Customer Relationship Management system, while net occupancy increased from expenses for new leased space for community offices. Other expenses increased due to a reversal of $636 thousand off-balance sheet liability during the second quarter of 2021.

Total assets at September 30, 2022 were $1.847 billion compared $1.774 billion at December 31, 2021. Significant balance sheet changes since December 31, 2021, include:

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Short-term interest-earning deposits in other banks increased $21.2 million. The amortized cost basis of the investment portfolio increased $31.3 million; however, the fair value of the portfolio decreased by $37.8 million due to higher market interest rates during the nine-month period.
The net loan portfolio increased $50.0 million during 2022 over the year-end 2021 balance.  The largest increase occurred in the commercial real estate portfolio ($48.6 million) which was partially offset by a decrease of $11.1 million in non-real estate commercial loans.  The Bank held $205 thousand in PPP loans at September 30, 2022, a decrease of $7.6 million since year-end 2021, and all PPP fees have been recognized.

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Deposits increased $120.6 million (7.6%) over year-end 2021, with all deposit products showing an increase except time deposits. Interest-bearing checking accounts showed the largest increase ($80.7 million – 15.8%), primarily in commercial and municipal accounts.

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Shareholders’ equity decreased $48.9 million since the end of 2021. Retained earnings increased $11.2 million, net of $4.3 million in dividend payments. Accumulated other comprehensive income (AOCI) decreased by $54.6 million as the fair value of the investment portfolio declined during the year due to higher market interest rates. At September 30, 2022, the book value of the Corporation’s common stock was $24.60 per share and the tangible book value was $22.55 per share. In December 2021, an open market repurchase plan was approved to repurchase 150,000 shares over a one-year period and 85,343 shares have been repurchased under the plan as of September 30, 2022. The Bank is considered to be well-capitalized under the regulatory guidance as of September 30, 2022.

“We are pleased to see the growth in both loans outstanding and our net interest margin (NIM) during the third quarter, that resulted in an increase in net income when looking at linked quarters.  Deposit balances continued to grow, though we do expect to see the growth in deposits level off or even contract slightly,” said Tim Henry, President and CEO.  “As we move forward, we will be focused on our interest rate strategies to protect and enhance NIM as we expect to see deposit rates increase over the next four quarters.  We are also focused on the effect that higher market rates are having on the accumulated other comprehensive income (AOCI) component of our balance sheet.  Higher market interest rates have produced a negative AOCI balance which affects book capital.  While the negative AOCI does not impact our regulatory capital measurements, and the Bank remains well capitalized under regulatory standards, we continue to monitor this position.”

Henry continued, “The third quarter of 2022 was also noteworthy as the company completed its move to a new headquarters in Chambersburg and went live with Salesforce, both of which should bring about enhanced communication between team members to the ultimate benefit of our customers and shareholders.”

On October 13, 2022, the Board of Directors of Franklin Financial Services Corporation declared a $0.32 per share regular quarterly cash dividend for the fourth quarter of 2022. This compares to a $0.32 per share regular cash dividend for the third quarter of 2022. The regular quarterly cash dividend for the fourth quarter of 2022 will be paid on November 28, 2022, to shareholders of record at the close of business on November 2, 2022.

Additional information on the Corporation is available on our website at: www.franklinfin.com/Presentations.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1.8 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking locations in Franklin, Cumberland, Fulton and Huntingdon Counties PA, and Washington County MD. Franklin Financial stock is trading on the Nasdaq Stock Market under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms.  Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements.  These factors include (but are not limited to) the following: general economic conditions particularly with regard to the negative impact of severe, wide-ranging and continuing disruptions caused by the spread of the coronavirus COVID-19 pandemic and responses thereto, changes in interest rates, impact of and changes in the rate of inflation, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in technology, the intensification of competition within the Corporation’s market area, global conflicts and instability, supply chain disruptions and other similar factors.

We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

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FRANKLIN FINANCIAL SERVICES CORPORATION
Financial Highlights (Unaudited)

Earnings Summary	For the Three Months Ended			For the Nine Months Ended
(Dollars in thousands, except per share data)	9/30/2022	6/30/2022	9/30/2021	9/30/2022	9/30/2021	% Change

Interest income	$15,043	$12,875	$12,304	$39,454	$35,440	11.3%
Interest expense	980	764	710	2,471	2,178	13.5%
Net interest income	14,063	12,111	11,594	36,983	33,262	11.2%
Provision for loan losses	-	-	-	-	(1,900)	-100.0%
Noninterest income	3,663	4,091	6,182	11,639	14,899	-21.9%
Noninterest expense	12,200	12,029	10,986	35,496	31,265	13.5%
Income before income taxes	5,526	4,173	6,790	13,126	18,796	-30.2%
Income taxes	895	595	928	1,905	2,833	-32.8%
Net income	$4,631	$3,578	$5,862	$11,221	$15,963	-29.7%

Diluted earnings per share	$1.05	$0.80	$1.31	$2.52	$3.60	-30.0%
Regular cash dividends declared	$0.32	$0.32	$0.32	$0.96	$0.93	3.2%

Balance Sheet Highlights (as of )	9/30/2022	6/30/2022	9/30/2021
Total assets	$1,847,162	$1,832,296	$1,732,441
Investment and equity securities	492,467	510,282	546,261
Loans, net	1,033,518	1,019,608	1,002,802
Deposits	1,704,983	1,679,187	1,544,295
Shareholders' equity	108,151	121,797	152,838

Assets Under Management (fair value)
Investment and Trust Services	810,954	838,830	907,441
Held at third party brokers	104,127	104,881	115,120

	As of and for the Three Months Ended			As of or for the Nine Months Ended
Performance Ratios	9/30/2022	6/30/2022	9/30/2021	9/30/2022	9/30/2021
Return on average assets*	1.00%	0.79%	1.37%	0.83%	1.29%
Return on average equity*	14.86%	11.11%	15.20%	11.12%	14.46%
Dividend payout ratio	30.36%	39.88%	24.12%	37.91%	25.72%
Net interest margin*	3.28%	2.90%	2.89%	2.96%	2.91%
Net loans (charged-off) recovered/average loans*	-0.01%	-0.01%	0.03%	-0.01%	0.06%
Nonaccrual loans / gross loans	0.53%	0.55%	0.85%
Nonperforming assets / total assets	0.30%	0.31%	0.50%
Allowance for loan loss / loans	1.43%	1.45%	1.51%
Book value, per share	$24.60	$27.54	$34.49
Tangible book value (1)	$22.55	$25.50	$32.46
Market value, per share**	$31.56	$30.16	$31.77
Market value/book value ratio	128.29%	109.51%	92.11%
Market value/tangible book value ratio	139.95%	118.25%	97.88%
Price/earnings multiple*	7.51	9.43	6.06	9.39	6.62
Current quarter dividend yield*	4.06%	4.24%	3.90%
* Annualized
** Market value as reported on the Nasdaq Capital Market as of September 30, 2022
(1) NonGAAP measurement. See GAAP versus NonGAAP disclosure

GAAP versus non-GAAP Presentations – The Corporation supplements its traditional GAAP measurements with certain non-GAAP measurements to evaluate its performance and to eliminate the effect of intangible assets.  By eliminating intangible assets (Goodwill), the Corporation believes it presents a measurement that is comparable to companies that have no intangible assets or to companies that have eliminated intangible assets in similar calculations. However, not all companies may use the same calculation method for each measurement. The non-GAAP measurements are not intended to be used as a substitute for the related GAAP measurements. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.  In the event of such a disclosure or release, the Securities and Exchange Commission’s Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The following table shows the calculation of the non-GAAP measurements.

NonGAAP
(Dollars in thousands, except per share)	As of	As of	As of
	September 30, 2022	June 30, 2022	September 30, 2021
Tangible Book Value (per share) (non-GAAP)
Shareholders' equity	$108,151	$121,797	$152,838
Less intangible assets	(9,016)	(9,016)	(9,016)
Tangible book value (non-GAAP)	99,135	112,781	143,822

Shares outstanding (in thousands)	4,396	4,422	4,431

Tangible book value per share (non-GAAP)	22.55	25.50	32.46